                              EMPLOYMENT AGREEMENT

        This Employment Agreement is made and entered into between Tufco Technologies, Inc., a Delaware corporation ("Tufco"), Louis LeCalsey, III (the "Employee").

        WHEREAS, Tufco desires to employ the Employee, and the Employee desires to become an employee of Tufco, upon the terms and conditions hereinafter set forth.

                                  WITNESSETH:

        NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.      Employment.

        Tufco hereby employs the Employee as President and Chief Executive Officer of Tufco and the Employee hereby accepts such employment, effective September 19, 1996. During the term of employment under this Agreement (the "Employment Term"), the Employee shall perform Employee's duties and responsibilities hereunder in accordance with the terms and conditions hereinafter set forth.

2.       Performance.

         During the Employment Term, the Employee shall perform all duties and accept all responsibilities as may be assigned from time to time by the Board of Directors of Tufco (the "Board") and that are consistent with the duties and responsibilities of a President and Chief Executive Officer. During the Employment Term, the Employee will diligently devote his entire business skill, time and effort to the performance of his duties hereunder and will not alone or as a member of a partnership or as an officer, director, employee or agent of any other person, firm or business organization, engage in any other business activities or pursuits requiring his personal services that might conflict with his duties hereunder.

3.       Term.

         Unless otherwise terminated in accordance with Sections 6 or 7, the Employment Term shall be for an initial term of three years commencing on September 19, 1996 and continuing thereafter for successive one-year renewal terms.

4.       Compensation for Employment.

         (a) The basic annual compensation of the Employee for his employment services to Tufco and to all of Tufco's subsidiaries and affiliated companies during the Employment Term shall be $200,000 (the "Salary"), which Tufco shall pay to the Employee in equal monthly installments. Tufco may adjust the salary upward on an annual basis as the Board may determine, but the Salary shall not be decreased.

         (b) Commencing as of October 1, 1996 and continuing during the Employment Term, Tufco shall pay the Employee a bonus in accordance with this paragraph (b). For each fiscal year during the Employment Term, the Board, in its sole discretion, shall establish a budget for pre-tax income in accordance with generally accepted accounting principles consistently applied and the Employee's bonus will vary as a percentage of Salary in relation to the percentage achievement of that budget as follows:

     Percentage of         Percentage of Salary
    Budget Attained           Earned as Bonus
    -------------------------------------------
         <85%                      0%
          85%                     35%
          90%                     40%
         100%                     50%
         110%                     60%
         120%                     70%
         130%                     80%
         140%                     90%
         150%                    100%

For a percentage of budget achievement between the benchmarks, the percentage of Salary shall be linearly interpolated, provided that no bonus shall be paid for achievement that constitutes less than 85% of the budget and the maximum bonus shall be 100% of Salary in any event. In the case of a partial fiscal year, Tufco shall adjust the bonus to correspond to Tufco's budget and the salary for the portion of the applicable fiscal year that shall be included in the Employment Term.

         (c) During the Employment Term, Tufco shall also provide the Employee with a $600 car allowance and health benefits consistent with those provided to other senior executives of Tufco. The Employee will be entitled to five (5) weeks of vacation for each year of the Employment Term. Tufco shall also reimburse the Employee for any reasonable business expenses incurred on Tufco's behalf in connection with the performance of his services during the Employment Term.

         (d) During the Employment Term and thereafter until the Employee attains age 65, the Company will include the Employee, his wife and his children under the age of twenty-five in whatever health care benefit plans that the Company generally provides to its senior executive officers from time to time, but only to the extent that the terms of such plans permit doing so. Tufco will cease covering the Employee's children upon the earlier of the child's attainment of the age 25 or graduation from college.

         (e) During the Employment Term, the Company will provide the Employee with term life insurance in the amount of $250,000. Upon termination of the Employment Term, the Company will provide the Employee with term life insurance in the amount of $125,000, until the Employee attains age 65.

5.       Agreement Not To Compete.

         (a) During the Non-Competition Period (defined below), the Employee shall not, within the United States of America, Canada and Mexico, directly or indirectly, in any capacity, render his services, engage or have a financial interest (other than an investor-only financial interest) in, any business that is competitive with any of those business activities in which Tufco shall have been engaged during his employment by it, including paper converting, mill roll converting, paper sheeting, slitting and rewinding paper rolls, facsimile rolls, and buying and reselling paper products, nor shall the Employee assist any person or entity that is engaged in such business, including by making Tufco Information (defined below) available to any such person or entity. In addition, during the Non-Competition Period, the Employee shall not directly or indirectly solicit or otherwise encourage any of Tufco's employees to terminate their employment with Tufco. If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to review the foregoing restriction to include the maximum restrictions allowable under applicable law. The "Non-Competition Period" means the period equal to the Employment Term plus an additional period of one year after the termination of the Employee's employment with Tufco.

         (b) The terms of this Section 5 shall apply to the Employee and any persons or entities controlled by the Employee, including any member of the Employee's household, corporation or other entity of which he is an officer, director or shareholder, or any other affiliate of the Employee, to the same extent as if they were parties hereto, and the Employee shall take whatever actions may be necessary to cause any such persons or entities to adhere to the terms of this Section 5.

6.       Termination Without Compensation.

         (a) Non-Renewal of Term. The Employment Term may be terminated by either party hereto as of the end of the initial term or any renewal term then in effect by giving notice of the intention to terminate the Employment Term at least 30 days prior to the termination date. Upon any such termination, Tufco shall not have any further liability or obligation to the Employee hereunder except for any unpaid Salary and Fringe Benefits accrued to the date of termination.

         (b) Partial or Total Disability. If the Employee is unable to perform his duties and responsibilities hereunder to the full extent required hereunder by reason of illness, injury or incapacity for six months (during which time he shall continue to be compensated hereunder), Tufco may terminate the Employment Term by notice to the Employee of the termination date, and Tufco shall not have any further liability or obligation to the Employee hereunder except for any unpaid Salary and Fringe Benefits accrued to the date of termination. In the event of any dispute under this Section 6(b), the Employee shall submit to a physical examination by a licensed physician mutually satisfactory to Tufco and the Employee, the cost of such examination to be paid by Tufco, and the determination of such physician shall be determinative. If, after termination due to disability as provided herein, the Employee obtains, at his sole expense, medical certification from a licensed physician reasonably satisfactory to Tufco that such disability has ended, Tufco shall offer to employ the Employee pursuant to the terms of this Agreement for the remainder of the initial term or any renewal term in effect at the time of termination, except that Tufco shall not be required to reemploy the Employee at the same officer position if Tufco shall have elected another person to such position during the period of the Employee's disability and such other person continues in such position at the time of the Employee's return to employment.

         (c) Death. If the Employee dies, this Employment Agreement (except for the provisions of Sections 5, 8 and 9 hereof) shall terminate, and thereafter Tufco shall not have any further liability or obligation to the Employee, his executors, administrators, heirs, assigns or any other person claiming under or through him except for unpaid Salary and Fringe Benefits accrued to the date of his death.

         (d) Cause. Tufco may terminate the Employment Term for "cause" by giving the Employee 30 days' notice of the termination date, and thereafter Tufco shall not have any further liability or obligation to the Employee. For purposes of this Agreement, "cause" shall mean the failure of the Employee to observe or perform (other than by reason of illness, injury or incapacity) any of the material terms or provisions of this Agreement, dishonesty, willful misconduct, material neglect of Tufco's business, conviction of a felony or other crime involving moral turpitude, misappropriation of funds or habitual insobriety.

7.       Termination With Compensation.

         Tufco shall have the right to terminate the Employment Term without cause at any time by giving the Employee 30 days' notice of the termination date. Under such circumstances, Tufco shall continue to pay to the Employee the Salary then in effect for the remainder of the initial term or any renewal term then in effect; provided however, that the Employee shall not be entitled to any compensation under this Section 7 unless the Employee executes and delivers to Tufco after a notice of termination a release in a form satisfactory to Tufco by which the Employee releases Tufco from any obligations and liabilities of any type whatsoever, except for Tufco's obligation to provide the Salary specified in this Section 7. The parties hereto acknowledge that the Salary to be provided under this Section 7 is to be provided in consideration for the above-specified release. Upon any termination under this Section 7, Tufco shall not have any obligation to the Employee, his executors, administrators, heirs, assigns or any other person claiming under or through him other than to pay to the Employee the Salary specified in this Section 7 in exchange for the above-mentioned release.

8.       Inventions, Designs and Product Developments.

         All inventions, innovations, designs, ideas and product developments (collectively, the "Developments"), developed or conceived by the Employee, solely or jointly with others, whether or not patentable or copyrightable, at any time during the Employment Term and that relate to the actual or planned business activities of Tufco and all of the Employee's right, title and interest therein, shall be the exclusive property of Tufco or such subsidiary, as the case may be. The Employee hereby assigns, transfers and conveys to Tufco all of his right, title and interest in and to any and all such Developments. As requested from time to time by the Board, the Employee shall disclose fully, as soon as practicable and in writing, all Developments to the Board. At any time and from time to time, upon the request of any of the Board, the Employee shall execute and deliver to Tufco any and all instruments, documents and papers, give evidence and do any and all other acts that, in the opinion of counsel for Tufco, are or may be necessary or desirable to document such transfer or to enable Tufco to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. Tufco will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse the Employee for all reasonable expenses incurred by him in compliance with the provisions of this Section.

9.       Confidential Information.

         (a) The Employee has had and will have possession of or access to confidential information relating to the business of Tufco, including writings, equipment, processes, drawings, reports, manuals, invention records, financial information, business plans, customer lists, the identity of or other facts relating to prospective customers, inventory lists, arrangements with suppliers and customers, computer programs, or other material embodying trade secrets, customer or product information or technical or business information of Tufco. All such information, other than any information that is in the public domain through no act or omission of the Employee or which he is authorized to disclose, is referred to collectively as the "Tufco Information." During and after the Employment Term, the Employee shall not (i) use or exploit in any manner the Tufco Information for himself or any person, partnership, association, corporation or other entity other than Tufco, (ii) remove any Tufco Information, or any reproduction thereof, from the possession or control of Tufco or (iii) treat Tufco Information otherwise than in a confidential manner.

         (b) All Tufco Information developed, created or maintained by the Employee, alone or with others while employed by Tufco, and all Tufco Information maintained by the Employee thereafter, shall remain at all times the exclusive property of Tufco. The Employee shall return to Tufco all Tufco Information, and reproductions thereof, whether prepared by him or others, that are in his possession immediately upon request and in any event upon the completion of his employment by Tufco.

10.      Remedies.

         The Employee expressly acknowledges that the remedy at law for any breach of Sections 5, 8 or 9 will be inadequate and that upon any such breach or threatened breach, Tufco shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, in equity or otherwise, and to enforce the specific performance of the Employee's obligations under these provisions without the necessity of proving the actual damage to Tufco or the inadequacy of a legal remedy. The rights conferred upon Tufco by the preceding sentence shall not be exclusive of, but shall be in addition to, any other rights or remedies which Tufco may have at law, in equity or otherwise.

11.      Survival.

         Notwithstanding the termination of the Employment Term pursuant to Section 6 or 7, the obligations of the Employee under Sections 5, 8 and 9 hereof shall survive and remain in full force and effect and Tufco shall be entitled to relief against the Employee pursuant to the provisions of
Section 10 hereof.

12.      General.

         (a) Governing Law. The terms of this Agreement shall be governed by the laws of the State of Wisconsin.

         (b) Tufco. For purposes of Sections 5, 7, 8, 9 and 10, the term "Tufco" shall be deemed to include any incorporated or unincorporated subsidiaries or affiliates of Tufco.

         (c) Binding Effect. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee.

         (d) Notices. All notices required to be given under this Agreement shall be in writing and shall be deemed to have been given when personally delivered or when mailed by registered or certified mail, postage prepaid, return receipt requested, or when sent by Federal Express or other overnight delivery service, addressed as follows:

         TO EMPLOYEE:
                Mr. Louis LeCalsey, III
                4125 Dollar Lane
                DePere, WI 54115

         TO TUFCO:

                Tufco Technologies, Inc.
                c/o Mr. Greg Wilemon, Chief Financial Officer
                4800 Simonton Road
                Dallas, TX 75244

                        and

                  Tufco Technologies, Inc.
                  c/o Mr. Robert J. Simon, Chairman
                  Bradford Ventures, Ltd.
                  1212 Avenue of the Americas
                  Suite 1802
                  New York, NY 10036

         (e) Entire Agreement; Termination of Prior Agreement Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof. This Agreement may not be modified or amended in any way except in writing by the parties hereto.

         (f) Duration. Notwithstanding the termination of the Employment Term and of the Employee's relationship with Tufco, this Agreement shall continue to bind the parties for so long as any obligations remain under this Agreement, and in particular, the Employee shall continue to be bound by the terms of Sections 5, 8, 9 and 10.

         (g) Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches.

         (h) Severability. If any provision of this Agreement or application thereof to anyone under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision in any other jurisdiction.

         (i) Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same instrument.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto duly executed this Agreement this 8th day of October, 1996.

                                                   TUFCO TECHNOLOGIES, INC.

ATTEST:

/s/ KATHY MANOS                                    By: /s/ GREG WILEMON
--------------------                                  --------------------

                                                   Title: CFO/COO
                                                          ----------------

WITNESS:

/s/ KATHY MANOS                                     /s/ LOUIS LECALSEY,III
--------------------                               -----------------------
                                                   LOUIS LeCALSEY, III

                            TUFCO TECHNOLOGIES, INC.
                             3161 South Ridge Road
                              Green Bay, WI 54304

                                        October 8, 1996

Mr. Louis LeCalsey, III
4125 Dollar Lane
DePere, WI 54115

Dear Mr. LeCalsey:


         Pursuant to the 1992 Non-Qualified Stock Option Plan (the "Plan") of Tufco Technologies, Inc. (the "Company"), the Board of Directors, as the Plan Administrator, has granted to you as of the date above an option to purchase 50,000 shares of Common Stock of the Company (the "Stock Option") at the purchase price of $7.00 per share (the "Option Price") subject to the terms and conditions set forth below. The Stock Option is being granted to you in your role as an employee of Tufco Technologies, Inc.

1.       Vesting and Option Price.

                 (a) The Stock Option shall vest and become exercisable in accordance with the following table.

            Number of Shares               Exercisable
            ----------------               -----------
                 17,000                    January 1, 1997
                 17,000                    October 1, 1997
                 16,000                    October 1, 1998

                 (b) The Stock Option will be exercisable as to each installment (which becomes exercisable) for a period of five years after the each vesting date and will not be exercisable after such date, notwithstanding the extended periods specified in Paragraphs 3, 4 and 5.

         2. Termination for Cause. The Stock Option may not be exercised after the date of Termination of Employment if your employment with the Company has been terminated for cause, such determination to be made by the Plan Administrator in its sole discretion.

         3. Death. If there is a Termination of Employment due to your death while you are an employee of the Company, the Stock Option may be exercised by your personal representative at any time prior to the expiration of one year after the date of your death.

         4. Retirement and Total Disability. If there is a Termination of Employment by reason of your Retirement or Total Disability, the Stock Option shall be exercisable at any time

Mr. Louis LeCalsey, III
October 8, 1996
Page 2


prior to the expiration of three months in the case of Retirement and one year in the case of Total Disability after the date of such Termination of Employment. If you die during the three months following your Retirement or the one year following your Total Disability, the Stock Option may be exercised by your personal representative at any time prior to the expiration of one year after the date of Termination of Employment.

         5. Other Termination. If there is a Termination of Employment for any reason other than those specified in Paragraphs 2, 3 and 4 above, you may exercise the Stock Option for a 45-day period following the date of Termination of Employment. If you die during this 45-day period, the Stock Option may be exercised by your personal representative at any time prior to the expiration of one year after the date of Termination of Employment.

         6. Assignment and Transfer. The Stock Option may not be assigned or transferred and (except as provided in paragraph 7 below) is exercisable only by you.

         7. Death. In the event of your death, your personal representative shall act on behalf of your estate for all purposes of this Agreement, and all provisions herein that would impose obligations on or grant rights to you on or following your death shall be deemed to apply to your personal representative upon your death.

         8. Payment Method. The Stock Option may be exercised in whole or in part by tendering a check for the Option Price to the Company, or as otherwise may be permitted under the Plan, together with a written notice indicating that the Stock Option is being exercised and the number of shares being purchased. The Company will then issue to you a certificate for the shares being purchased by you.

                                   * * * * *

         By execution of this letter, you represent that you will be acquiring the shares subject to the Stock Option for your own account and you acknowledge that these shares have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), and agree that you will not sell, transfer or assign these shares without an effective registration statement under the 1933 Act or an opinion of counsel, satisfactory to the Company, that registration under the 1933 Act is not required.

         Unless otherwise defined herein, all capitalized terms in this letter shall have the meanings given to them in the Plan. The Stock Option is subject to the terms and conditions of the Plan, a copy of which has been given to you along with this letter.

Mr. Louis LeCalsey, III
October 8, 1996
Page 3

                                    TUFCO TECHNOLOGIES INC.

                                    By: /s/ ROBERT J. SIMON
                                        -------------------
                                        Robert J. Simon
                                        Chairman
AGREED:


/s/ LOUIS LeCALSEY, III
-----------------------
LOUIS LeCALSEY, III